Exhibit 99.1

ADOMANI Reports Fourth Quarter and Full Year 2017 Results

CORONA, CA / ACCESSWIRE / February 26, 2018 / ADOMANI, Inc. (NASDAQ: ADOM) today announced its results for the fourth quarter and full year ended December 31, 2017:

Recent Highlights

•	Completed multiple stock offerings resulting in $25 million in gross proceeds and commenced trading on NASDAQ on June 15, 2017.

•	Moved into new corporate offices in Corona, CA and added key hires in the sales, operations and finance areas, bringing our employee count to 12 employees.

•	Entered into exclusive electric drivetrain supply agreement for Type C and D school bus product lines with Blue Bird Corporation.

•	Blue Bird received California Air Resources Board (“CARB”) approval for the zero-emission electric Type D school bus powered by ADOMANI’s drivetrain system, making all buses with the drivetrain system eligible for the CARB HVIP program.

•	Unveiled zero-emission electric Type C school bus built for Blue Bird at the NAPT industry event and participated in the Type D Blue Bird ride-and-drive NAPT events. Organized subsequent pre-order ride-and-drive kick-off tour for Blue Bird in California.

•	Granted eligibility for New York Truck Voucher Incentive Program vouchers of $150,000 per vehicle.

•	Received purchased orders from late 2017 and thus far in 2018 for 6 school buses and 10 drivetrains, representing total revenue opportunity to ADOMANI in excess of $4 million.

“2017 was a foundational year for ADOMANI, as we signed an exclusive three-year supply agreement with Blue Bird Corporation, the nation's leading independent manufacturer of school buses; became eligible for numerous purchase incentive programs; and executed our pre-order ride-and-drive tour with the Blue Bird Type D school bus” said Jim Reynolds, President and CEO of ADOMANI. “We are ready to capitalize on last year’s achievements. For example, we received purchase orders in late 2017 and thus far in 2018 creating a current backlog of 6 school buses and 10 drivetrains, all of which are in various stages of production. It’s important to note that ADOMANI recognizes revenue when deliveries are made, not when purchase orders are received. We expect deliveries to start taking place mid-year, at which time we would begin to recognize the revenue from those orders. With the proceeds of the follow-on offering, and after retiring the remaining $2.1 million notes payable, we currently have approximately $8.9 million in cash, net of deposits of $1.1 million already made on the backlog units in production, which includes proceeds from our public offering completed in January 2018. We believe we are well funded and positioned for growth in 2018.”

Fourth Quarter 2017 Financial Results
Net sales for the fourth quarter of 2017 were $425,000. Cost of sales was $479,000, which includes an $89,000 inventory valuation allowance. There were no sales or cost of sales in the same period in 2016.

Selling, general and administrative expenses in the fourth quarter of 2017 were $341,000 compared to $1.3 million in the fourth quarter 2016, due primarily to a $1.3 million decrease in non-cash stock-based compensation expense that was partially offset by a $231,000 increase in 2017 in payroll-related expenses.

Research and development expenses in the fourth quarter of 2017 increase by $120,000 over the fourth quarter 2016 due to a reclassification in 2016 to property and equipment that reduced the expense below zero for that quarter.

Total operating expense for the fourth quarter decreased by $812,000 from the total for the fourth quarter of 2016 primarily due to the decrease in stock-based compensation and the increase in payroll-related expenses discussed above.

Net loss in the fourth quarter of 2017 was $0.3 million, a decrease of $1.2 million from the net loss in the fourth quarter of 2016, due primarily to the items discussed above. The total non-cash expenses included in the net loss totals for the quarters ended December 31, 2017 and December 31, 2016, respectively, were $0.4 million and $0.9 million.

Full Year 2017 Financial Results

Net sales for the year ended December 31, 2017 were $425,000 as compared to $68,000 for year ended December 31, 2016. Cost of sales for 2017 were $479,000 as compared to $50,000 in 2016. The increase in the cost of sales was the result of the increase in net sales plus an $89,000 inventory valuation allowance we recorded in the fourth quarter.

Selling, general and administrative expenses in 2017 increased to $18.7 million from $9.4 million in 2016, or by $9.3 million, primarily due to an increase in non-cash stock-based compensation expense of $7.5 million. Other general and administrative expenses increased from $1.8 million in 2016 to $3.7 million in 2017, due primarily to a $1.2 million increase in payroll-related expenses as we increased from 4 to 10 employees; $0.2 million increase in investor relations expense; and to increases in rent, Delaware franchise taxes, and other items.

Research and development expenses in 2017 increased to $0.6 million from $37,000 in 2016, due primarily to $420,000 incurred to build and install our drivetrain system in a zero-emission electric Type D school bus chassis for Blue Bird on a promotional basis. The balance of the increase related to payments to other consultants.

Total operating expense for the year increased to $21.5 million from $9.6 million in 2016, or by $11.9 million. The increase was primarily due to the $7.5 million increase in non-cash stock-based compensation expense discussed above; to $1.2 million non-cash consulting expense related to warrants issued; to $0.9 million non-recurring consulting expense paid; to the $0.4 million promotional vehicle expense discussed above; to $1.2 million in payroll-related expenses discussed above; to the investor relations and franchise taxes discussed above, and to other expenses.

Net loss for the year ended December 31, 2017 was $21.9 million, an increase of $11.2 million, compared with a net loss in 2016 of $10.7 million, due to the items discussed above. The total non-cash expenses included in the net loss totals for the years ended December 31, 2017 and 2016, respectively, were $16.7 million and $8.2 million.

As of December 31, 2017, the company had cash, cash equivalents and short-term investments of $2.4 million compared to $1.0 million as of December 31, 2016. On January 9, 2018, the company completed a public offering, resulting in net proceeds of $9.8 million.

About ADOMANI

ADOMANI, Inc. is a provider of new zero-emission electric and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. ADOMANI's drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price instability and local, state and federal environmental regulatory compliance. ADOMANI designs advanced zero-emission electric drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles. For more information, visit www.ADOMANIelectric.com.

Cautionary Statement Regarding Forward Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:
Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext 205
Email: mike.m@ADOMANIelectric.com

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

James Carbonara, Hayden IR
Telephone: (646) 755-7412
Email: james@haydenir.com

SOURCE: ADOMANI, Inc.

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$2,446	$938
Notes receivable, net	1,000	454
Inventory, net	225	314
Other current assets	778	1,039
Total current assets	4,449	2,745
Property and equipment, net	487	417
Other investments	-	120
Other non-current assets	386	124
Total assets	$5,322	$3,406

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$30	$107
Accrued liabilities	514	236
Notes payable, net	2,149	5,177
Convertible debt, net	-	593
Total current liabilities	2,693	6,113

Long-term liabilities
Other non-current liabilities	289	-
Total liabilities	2,982	6,113

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock, 100,000,000 authorized $0.00001 par value none issued and outstanding, respectively	-	-
Common stock, 2,000,000,000 authorized $0.00001 par value, 68,070,930 and 58,542,350, and 84,253,250 issued and outstanding, respectively	1	1
Additional paid-in capital	45,316	18,366
Accumulated deficit	(42,977)	(21,074)
Total stockholders' equity (deficit)	2,340	(2,707)
Total liabilities and stockholders' equity (deficit)	$5,322	$3,406

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2017	2016

Sales	$425	$68
Cost of sales	479	50
Gross profit (loss)	(54)	18
Operating expenses:
General and administrative	18,705	9,398
Consulting	2,252	117
Research and development	587	37
Total operating expenses, net	21,544	9,552
Loss from operations	(21,598)	(9,534)

Other income (expense):
Interest expense, net	(322)	(1,148)
Other income (expense)	20	(3)
Total other income (expense)	(302)	(1,151)

Loss before income taxes	(21,900)	(10,685)
Income tax expense	(3)	-
Net loss	$(21,903)	$(10,685)

Net loss per share to common shareholders:
Basic and diluted	$(0.33)	$(0.16)

Weighted shares used in the computation of net loss per share:
Basic and diluted	66,537,525	66,585,580